EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT1

     NAME OF SUBSIDIARY                   STATE OF INCORPORATION OR               ADDITIONAL NAMES UNDER
                                                ORGANIZATION                      WHICH SUBSIDIARY DOES
                                                                                       BUSINESS
Old RIG, Inc.                              Delaware                             RIG; Realty Information
                                                                                Group

Realty Information Group, L.P.             Delaware                             RIG; Realty Information
                                                                                Group

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1    As described in the  Prospectus,  the above companies will become direct or indirect subsidiaries of the Registrant as a result of transactions to be completed in connection with the Offering.